Exhibit 99.1

Corporate Headquarters	Contact: Steven Brazones
P.O. 64683	Investor Relations
St. Paul, Minnesota 55164-0683	651-236-5158

NEWS	For Immediate Release	February 25, 2005

H.B. Fuller Files Fiscal Year 2004 Form 10-K

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that it has filed with the Securities and Exchange Commission, within the extended time period allowed under Rule 12b-25, its Annual Report on Form 10-K for its fiscal year ended November 27, 2004.

On February 10, 2005, the Company filed Form 12b-25 with the Securities and Exchange Commission allowing the Company an additional 15 calendar days to file its Form 10-K and still be considered timely filed. The extension of the original filing deadline was necessary in order for the Company and its Audit Committee to complete their investigation into accounting and financial reporting matters at the Company’s Chilean operations and subsequently for the Company’s independent auditor, KPMG LLP, to complete the audit of its financial statements. With the investigation and audit now completed, the Company timely filed its Form 10-K today.

Safe Harbor for Forward-Looking Statements

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2004 net revenue of $1.410 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at: www.hbfuller.com.